Exhibit 99.6

FORM OF BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the distribution by Caesars Entertainment Corporation, to the holders of record of its common stock, as of 5:00 p.m., New York City time, on [—], 2013, at no charge, of non-transferable subscription rights (the “Rights”) to purchase shares of Class A common stock, par value $0.001 (the “Class A Common Stock”), of Caesars Acquisition Company (the “Company”) at a price of $[—] per whole share (the “Rights Offering”).

With respect to any instructions to exercise, retain or not to exercise Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on [—], 2013, the [—] business day prior to the scheduled expiration date of the Rights Offering of [—], 2013.

This will instruct you whether to exercise Rights held by you to purchase shares of Class A Common Stock for the account of the undersigned or retain such Rights, pursuant to the terms and subject to the conditions set forth in the Prospectus, dated [—], 2013 (the “Prospectus”), and the related “Instructions for Use of Caesars Acquisition Company Subscription Rights Certificates.”

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Class A Common Stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of Class A Common Stock as set forth below.

The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Right (as defined in the Prospectus) should not exceed, together with the number of Rights that the undersigned elects to retain, the number of Rights that the undersigned is entitled to exercise.

	Number of Shares	Per Share Subscription Price	Payment
Basic Subscription Right:	x	$[—] =	$	(Line 1)
Over-Subscription Privilege:	x	$[—] =	$	(Line 2)
	Total Payment Required		$	(Sum of Lines 1 and 2 must equal total of amounts in Boxes 4 and 5. )

Box 3. ☐ Please RETAIN the following number of Rights             .

The sum of the number of your Basic Subscription Rights exercised and Rights retained should not exceed the total number of your Rights. Shares of Class A Common Stock underlying retained Rights will not be available for subscription pursuant to the Over-Subscription Privilege.

Box 4. ☐ Payment in the following amount is enclosed $            .

Box 5. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:

Date:                     , 2013